UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2023

LESLIE’S, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39667	20-8397425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2005 East Indian School Road
Phoenix, Arizona		85016
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (602) 366-3999

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	LESL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On July 13, 2023, Leslie’s, Inc. (the “Company”) issued a press release that included the announcement of certain estimated preliminary financial results for the Company’s third quarter ended July 1, 2023 and updated its full year fiscal 2023 outlook. A copy of the press release is furnished as Exhibit 99.1 to this report. The estimated preliminary financial results are subject to the completion of the Company’s financial closing procedures and any adjustments that may result from the completion of the quarterly review of the Company’s consolidated financial statements. As a result, such preliminary estimates may differ from the actual results that will be reflected in the Company’s consolidated financial statements for the quarter when they are completed and publicly disclosed.

The information under Item 2.02 of this report, including Exhibit 99.1 hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information and the accompanying exhibit shall not be deemed to be incorporated by reference into filings with the U.S. Securities and Exchange Commission made by the Company, except as shall be expressly set forth by specific reference in such filing.

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2023, the Company announced that Steve Weddell will be stepping down from his position as Chief Financial Officer of the Company effective August 7, 2023, and will remain employed by the Company as Special Advisor to the CEO from that date through December 31, 2023 to facilitate a smooth and orderly transition.

The Board of Directors of the Company appointed Scott Bowman, age 56, as the Company’s Chief Financial Officer and Treasurer to succeed Mr. Weddell, effective August 7, 2023. Mr. Bowman will join the Company on July 17, 2023 and serve as Chief Financial Officer Designate through August 6, 2023.

Mr. Bowman most recently served as Chief Financial Officer for True Food Kitchen after serving as Chief Financial Officer for Dave & Buster’s (NASDAQ: PLAY), a restaurant and entertainment company, from 2019 to 2021 and Hibbett Sports (NASDAQ: HIBB), an athletic retail chain, from 2012 to 2019. Mr. Bowman previously served as a Divisional CFO at The Home Depot, where he held leadership positions in various corporate finance roles having started his career in the audit department of The Sherwin-Williams Company. Mr. Bowman is a CPA and holds an MBA from Emory Goizueta Business School and a B.S. in Accounting and Finance from Miami University (Ohio).

Mr. Bowman will receive an annual base salary of $550,000, subject to annual adjustment. Mr. Bowman will be eligible for an annual cash incentive under the Company’s Annual Incentive Plan, filed with the Company’s Quarterly Report on Form 10-Q on February 3, 2023 (“February 2023 Quarterly Report”), with a target of 100% of his annualized salary for 2023 and a maximum payout of 240% of target. The actual cash incentive will be based on 2023 performance results and Mr. Bowman will be eligible for a pro-rated incentive. Mr. Bowman will receive a one-time equity grant valued at $550,000. This award will be provided as restricted stock units on terms consistent with the Form of Restricted Stock Unit Award Agreement pursuant to 2020 Omnibus Incentive Plan filed with the Company’s February 2023 Quarterly Report. Mr. Bowman will be eligible for future equity grants as approved by the Company’s Compensation Committee. Mr. Bowman will also receive a sign-on bonus of $500,000. The initial portion of the sign-on bonus in an amount of $300,000 will be grossed-up to account for normal and customary payroll tax withholdings and will be paid on the first regular payroll processing date following 30 days of employment. The second bonus payment of $200,000 will be subject to normal and customary payroll tax withholdings and will be paid on the first payroll processing date in December 2023.

Mr. Bowman will participate in the Company’s Executive Severance Pay Plan consistent with other executives. The plan provides for payment of severance benefits to certain senior executives upon involuntary termination in specified circumstances. Mr. Bowman will also receive other benefits generally available to the Company’s salaried employees.

Mr. Bowman and his immediate family members are not party to any unrelated party transactions for which disclosure would be required pursuant to Item 404(a) of Regulation S-K. There is no family relationship between Mr. Bowman and any of the Company’s directors or executive officers and there are no arrangements or understandings with other persons pursuant to which Mr. Bowman was selected as an officer.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Leslie’s, Inc., dated July 13, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LESLIE’S, INC.

By:	/s/ Steven M. Weddell
Name:	Steven M. Weddell
Title:	Executive Vice President and Chief Financial Officer

Date: July 13, 2023